EX. 99.28(h)(5)(i)

MASTER INTERFUND LENDING AGREEMENT

This Master InterFund Lending Agreement (the “Master Agreement”), dated as of April 27, 2015 (the “Effective Date”), is by and among the series listed of JNL Series Trust, JNL Investors Series Trust, JNL Variable Fund LLC, JNL Strategic Income Fund LLC, Jackson Variable Series Trust and Curian Series Trust (each, a “Trust,” and each portfolio series of the Trusts shall be referred to herein as a “Fund” and collectively as the “Funds”) and Jackson National Asset Management, LLC and Curian Capital LLC (each, an “Adviser”).

Whereas, the Trusts and the Advisers have received an exemptive order (the “Order”) dated October 20, 2014 from the U.S. Securities and Exchange Commission permitting the Funds to participate in a joint lending and borrowing facility (the “InterFund Program”);

Whereas, the Funds designated by the Adviser from time to time to the InterFund Program Team (as defined below) are permitted to borrow cash in accordance with the terms and conditions of the Order to satisfy redemption requests, to cover unanticipated cash shortfalls such as a Sales Fail (defined below), or for other temporary purposes (each such borrowing Fund is hereinafter referred to as a “Borrower”);

Whereas, the Funds designated by the Adviser from time to time to the InterFund Program Team (as defined below) are permitted to lend cash to one or more Borrowers from time to time on the terms set forth below and in accordance with the terms and conditions of the Order (each such lending Fund is hereinafter referred to as a “Lender”);

Now Therefore, the parties hereto agree as follows:

1.             Definitions. As used herein, the following terms shall have meanings assigned to them below:

“1940 Act” means the Investment Company Act of 1940, as amended.

“Bank Loan Rate” for any day means the rate calculated by the InterFund Program Team according to a formula established by the Board of Trustees of each Trust intended to approximate the lowest interest rate at which bank short-term loans would be available to a Borrower.

“Board of Trustees” means the respective Board of Trustees or Managers of each Fund.

“Borrowing Instructions” has the meaning specified in Section 3.1.1 hereof.

“Business Day” means a day on which the New York Stock Exchange is open for the purpose of transacting business.

“Credit Arrangements” means the credit arrangements that a Fund may have for borrowing for temporary or emergency purposes, including borrowings from banks and other institutional lenders.

“Interest Rate” means, for each date on which interest accrues hereunder, the average of (i) the Repo Rate and (ii) the Bank Loan Rate.

“InterFund Lending Procedures” means the procedures set forth in this Master Agreement and such other procedures as may be approved and adopted from time to time by the Board of Trustees, including a majority of the trustees who are not “interested persons” as that term is used in Section 2(a)(19) of the 1940 Act.

“InterFund Program Team” means the investment professionals and administrative personnel from the Adviser and/or its affiliates who are responsible for administering the InterFund Program.

“Lending Instructions” has the meaning specified in Section 3.1.1 hereof.

“Loan” has the meaning specified in Section 2 hereof.

“Loan Account” has the meaning specified in Section 3.5 hereof.

“Maximum Amount” has the meaning specified in Section 2 hereof.

“Obligations” means all of the obligations (whether direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising) of a Borrower to a Lender hereunder and under each applicable Loan.

“Outstanding Secured Borrowing” means any loan made to a Fund either under this Master Agreement or under any other agreement that is secured by assets of the Fund.

“Prospectus” means with respect to each Borrower or Lender the prospectus required to be delivered by the Borrower or Lender to offerees of its securities pursuant to the Securities Act of 1933, as amended.

“Repo Rate” on any day means the highest interest rate available to a Lender from investment in overnight repurchase agreements, approximated by the Federal Funds (open) Rate.

“Sales Fail” in connection with the attempted sale of a security means the cash shortfall resulting from circumstances beyond the seller’s control, such as the delay in the delivery of cash to the seller’s custodian or improper delivery instructions by the broker effecting the transaction.

“SEC” means the United States Securities and Exchange Commission.

“Secured Loan” has the meaning specified in Section 2(e) hereof.

“Security Agreement” has the meaning specified in Section 3.11(d) hereof.

“Statement of Additional Information” means, with respect to each Borrower or Lender, the Statement of Additional Information which must be provided by the Borrower or Lender to recipients of its Prospectus upon request pursuant to rules and regulations adopted by the SEC.

“Unsecured Loan” means any Loan other than a Secured Loan.

2.             InterFund Program. Subject to the terms and conditions of this Master Agreement, each Lender may from time to time in its discretion loan its available cash to any Borrower (a “Loan”). Each Loan shall be made for a term no longer than the least of (a) the maximum term on any outstanding loan or advance to the Borrower under its Credit Arrangements; (b) seven (7) days; or (c) the number of days required for the Borrower to receive payment for securities sold at or prior to the time the Loan is made in an amount sufficient to repay the Loan. The maximum principal amount of all Loans outstanding with respect to any Borrower at any time shall not exceed the Maximum Amount the Borrower is permitted to borrow at such time under:

(a)           applicable laws and regulations;

(b)           the provisions of Section 5.2 hereof;

(c)           agreements with federal, state, local or foreign governmental authorities or regulators applicable to the Borrower or limitations specified in the Order applicable to the Borrower’s borrowing and pledging activities, all as amended and in effect from time to time;

(d)           limitations on borrowing adopted by the Borrower in its Prospectus, Statement of Additional Information or elsewhere, as amended and in effect from time to time;

(e)           in the case of Loans for which the Borrower is required to provide collateral pursuant to Section 3.11 hereof (“Secured Loans”), any limitations specified in the Security Agreement (as defined below) and any limitations on the pledging of assets adopted by the Borrower in its Prospectus, Statement of Additional Information or elsewhere; and

(f)            the terms of the Funds’ Credit Arrangements.

As used herein, the term “Maximum Amount” means the maximum amount that the Borrower is permitted to borrow in accordance with the provisions of the preceding sentence.

3.             Loan Requirements.

3.1           Procedural Requirements. All loans shall be requested and funded in accordance with the InterFund Lending Procedures.

3.1.1            Borrowing and Lending Instructions. The portfolio managers for each participating Fund shall provide the InterFund Program Team with standing instructions as to their desire to have the Fund act as a Lender when such Fund has uninvested cash balances (“Lending Instructions”). The portfolio managers for each participating Fund may provide the InterFund Program Team with standing instructions as to their desire to participate as a Borrower should the borrowing need arise (“Borrowing Instructions”). The respective portfolio managers may revoke or change Lending Instructions or Borrowing Instructions with respect to a Fund by notifying the InterFund Program Team. No portfolio managers of any Fund will serve as a member of the InterFund Program Team.

3.1.2            Allocation Procedures. On each Business Day, the InterFund Program Team shall seek to collect data on the uninvested cash of each Lender. The InterFund Program Team will seek to match the amount and term of a Fund’s borrowing needs with the cash available from the Funds that have provided Lending Instructions in accordance with allocation and administrative procedures established by the Board of Trustees. The InterFund Program Team shall allocate the borrowing demand and lending needs among the Funds on what the InterFund Program Team deems to be an equitable basis and in accordance with the InterFund Lending Procedures. The InterFund Program Team shall not solicit cash for Loans from any Funds or publish or disseminate loan demand data to the portfolio managers of the Funds. The InterFund Program Team will invest all amounts remaining after satisfaction of borrowing demand in accordance with the instructions of each relevant portfolio manager, or such remaining amounts will be invested directly by the portfolio managers of the Funds.

No Loan may be made unless the Interest Rate is more favorable for the Lender than the Repo Rate and more favorable for the Borrower than the Bank Loan Rate.

3.1.3            Funding the Loans. If a Loan has been allocated to a Lender and Borrower pursuant to Section 3.1.2 hereof, and the Loan is otherwise in compliance with the requirements set forth herein, in the Order and the InterFund Lending Procedures, the Lender shall make such Loan to the Borrower. The proceeds of each Loan made by the Lender to the Borrower shall be wired (or transferred if Borrower and Lender have the same custodian) at the Borrower’s expense in accordance with the wiring instructions for each Fund, as in effect from time to time, to an account maintained on the Borrower’s behalf by its custodian.

3.1.4            Obligations Arising from Loan. Each Loan made by the Lender to Borrower shall:

(a)          obligate the Borrower to borrow the principal amount of the Loan at the Interest Rate applicable thereto for the term thereof solely for use by the Borrower;

(b)          constitute a representation and warranty by the Borrower to the Lender that

(i)         the Loan requested thereby

 (A)           is permitted under the Borrower’s most recent Prospectus, Statement of Additional Information and its Credit Arrangements,

 (B)           is in accordance with the requirements of the Order applicable to the Borrower,

 (C)           will not, when made, cause the aggregate indebtedness of the Borrower to exceed the Maximum Amount then in effect, and

 (D)           will be used by the Borrower only in accordance with Section 3.7 hereof; and

(ii)        all of the representations and warranties of the Borrower contained in Section 4 hereof are true and correct as of the date of such Loan as though made on and as of such date; and

(iii)       all materials facts about the Borrower’s intended participation in the InterFund Program are fully disclosed in the Borrower’s Prospectus and/or Statement of Additional Information; and

(c)          constitute a representation and warranty by the Lender to the Borrower that the Loan thereby

(i)         is permitted under the Lender’s most recent Prospectus and Statement of Additional Information;

(ii)        is in accordance with the requirements of the Order applicable to the Lender;

(iii)       all of the representations and warranties of the Lender contained in Section 4 hereof are true and correct as of the date of such Loan as though made on and as of such date; and

(iv)       all materials facts about the Lender’s intended participation in the InterFund Program are fully disclosed in the Lender’s Prospectus and/or Statement of Additional Information.

3.2            Repayment of Loans. The principal amount of each Loan shall be repaid by the Borrower from the assets of the Borrower on the earlier of one (1) Business Day after demand by the Lender or the expiration of the term of the Loan.

3.3            Interest. The outstanding principal amount of each Loan shall bear interest until maturity at the Interest Rate. If a Borrower has other outstanding bank borrowings, the Interest Rate will be at an interest rate equal to, or lower than, the interest rate of any outstanding bank loans. Interest accrued on each Loan shall be paid by the Borrower upon the earlier of (a) mutually agreed times, or (b) the maturity of such Loan. Amounts overdue hereunder (including, without limitation, overdue principal, and, to the extent permitted by law, overdue interest, fees, charges and expenses) shall bear interest until paid at an annual rate equal to the sum of (i) the Interest Rate applicable to such Loan prior to its maturity and (ii) such additional amount not to exceed 2%, as may be determined by an independent arbitrator of disputes approved by the Board of Trustees, except that in the case of an Event of Default under Section 7.2.2 such additional amount shall exceed 2%.

3.4            Prepayments. Loans may be prepaid in whole or in part prior to the date on which such Loan is due and payable without premium or penalty.

3.5            Loan Records Accounts. Promptly after a Loan has been made, the InterFund Program Team shall note on its records for the Borrower and Lender, confirming (a) the identify of the Borrower and the Lender, (b) the principal amount of such Loan, (c) the Interest Rate applicable thereto and (d) the maturity thereof. The InterFund Program Team will maintain a separate account on its books for each Lender and Borrower (a “Loan Account”) on which will be recorded, in accordance with the Adviser’s customary accounting practice, (a) all Loans made by a Lender to a Borrower, (b) all payments of such Loans made to a Lender, and (c) all other charges and expenses properly chargeable to the Borrower. The debit balance of each Fund’s Loan Account shall reflect the amount of the Borrower’s indebtedness from time to time to the Lenders hereunder. Any written statement maintained by the InterFund Program Team regarding the Loan shall, in the absence of manifest error, constitute conclusive evidence of the indebtedness of the Borrower to the Lender as of the date of such statement, provided, however, that the failure of the InterFund Program Team to make such statement shall not impair the validity or binding nature of the Borrower’s Obligations with respect to such Loan.

3.6            Computations. All computations hereunder shall be computed on the basis of the actual number of days elapsed and a 360-day year.

3.7            Use of Proceeds. The proceeds of each Loan made hereunder with respect to any Fund shall be used only by such Fund in accordance with its Prospectus and Statement of Additional Information for temporary purposes to satisfy redemption requests, to cover unanticipated cash shortfalls such as a Sales Fail, or for other temporary purposes as permitted by the InterFund Lending Procedures.

3.8            Discretionary Facility. It is acknowledged and agreed by each Borrower that each Lender has no obligation to make any Loan hereunder unless it has issued Lending Instructions, and that the decision whether or not to issue Lending Instructions under this Master Agreement is within the sole and exclusive discretion of each Lender and may be changed at any time. It is acknowledged and agreed by each Lender that no Borrower is obligated to borrow money hereunder unless it has issued Borrowing Instructions.

3.9            Termination of Participation in the InterFund Program. Each Lender and each Borrower may terminate its participation in this Master Agreement at any time at the election of the portfolio manager by written notice to the InterFund Program Team; provided that on or before the date of any termination the relevant Lender or Borrower has no Loans outstanding. The Adviser may at any time direct the InterFund Program Team to add additional Funds that are eligible to rely on the Order as parties to this Master Agreement, whereupon those additional Funds shall be treated for all purposes as a Borrower and as a Lender, as applicable.

3.10          Recourse to Assets. Loans made to any Borrower shall be repaid solely from the assets of such Borrower, and a Lender shall have no right of recourse or offset against the assets of any other Fund with respect to such Loans or any default in respect thereto. Each Lender’s liability under this Master Agreement with respect to a Loan shall be solely limited to the Lender’s assets and each Borrower hereby waives any and all rights it may have against any other Funds with respect to such Loan or any default by Lender with respect thereto.

3.11          Collateral Security for Loans.

(a)           As a condition precedent to making any Loan to any Borrower or continuing any Loan made to any Borrower, the Borrower covenants and agrees that in the event that (i) the Borrower’s outstanding borrowings from all sources immediately after the Loan would exceed 10% of its total assets, (ii) the Borrower’s outstanding borrowings from all sources exceed 10% of the Borrower’s total assets for any reason (such as a decline in net asset value or because of shareholder redemptions), or (iii) the Borrower has Outstanding Secured Borrowings, within one (1) Business Day (except as required by Section 3.11(b) below), the Borrower will

(i)          repay all its outstanding Loans;

(ii)         reduce its outstanding indebtedness to 10% or less of its total assets; or

(iii)        secure each outstanding Loan by the pledge of segregated collateral for such Loan and by transfer of such collateral into a segregated account in the name of the Lender. The minimum market value of the stock and other portfolio securities of the Borrower required to be pledged as collateral to the Lender hereunder with respect to any Secured Loan shall be determined by the Lender in its discretion but, in all cases, will have a market value at least equal to 102% of the outstanding principal value of the loan.

Until each Loan that is outstanding at any time that a Borrower’s outstanding borrowings exceed 10% of its assets is repaid or the Borrower’s outstanding borrowings cease to exceed 10% of its total assets, the Borrower shall mark the value of the collateral to market each day and will pledge and transfer to a segregated account in the name of the Lender such additional collateral as is necessary to maintain the market value of the collateral that secures each outstanding Loan at least equal to 102% of the outstanding principal value of the Loan. Subject to Sections 3.11(b) and (c) hereof, once a Borrower’s outstanding borrowings cease to exceed 10% of its total assets, segregated collateral will no longer be required.

(b)           Any Loan to a Borrower with Outstanding Secured Borrowings (i) will be at an interest rate equal to or lower than that of any outstanding bank loan, (ii) will be secured at least on an equal priority basis with at least an equivalent percentage of collateral to loan value as any outstanding bank loan that requires collateral, and (iii) will have a maturity no longer than any outstanding bank loan (and in any event not more than seven (7) days).

(c)           Notwithstanding Sections 3.11(a) and (b), if any other lender to a Borrower imposes conditions with respect to the quality of or access to collateral securing a borrowing, the Borrower’s collateral for any Loan will be subject to the same conditions (if the other lender is another Fund) or the same or better conditions (in any other circumstance).

(d)           Each pledge of collateral required pursuant to this Section 3.11 shall be made in accordance with, and subject to, the terms and conditions set forth in the collateral security agreement dated as of the Effective Date and signed by each Fund, substantially in the form set forth in Schedule A hereto (the “Security Agreement”).

3.12          Records and Reports. Each Fund will maintain and preserve for a period of not less than six (6) years from the end of the fiscal year in which any transaction under this Master Agreement has occurred, the first two (2) years in an easily accessible place, written records of all Loans to which it was a party setting forth: (i) a description of the terms of the transaction, including the amount, the maturity, and the rate of interest on the Loan, (ii) the rate of interest available at the time on short-term repurchase agreements and commercial bank borrowings, and (iii) a quarterly report of the InterFund Program Team to the Board of Trustees and the other information presented to the Board of Trustees related to its review of the InterFund Program. On a quarterly basis, the InterFund Program Team will prepare a report for the Board of Trustees (i) concerning the participation of the Funds in the InterFund Program and the terms and other conditions of any extensions of credit under the InterFund Program and (ii) reporting on the operations of the InterFund Program.

4.             Representations and Warranties

In addition to the representations and warranties arising in connection with a Loan pursuant to Section 3.1.4(b) and (c), each Borrower represents and warrants to each Lender and each Lender represents and warrants to each Borrower that:

(a)           it is a series of the Trust that is duly organized and validly existing under the laws of its jurisdiction of organization and is qualified to do business in every other jurisdiction where lack of such qualification would have a material adverse effect on its business, assets or condition (financial or otherwise);

(b)           the Trust is registered as an open-end management investment company under the 1940 Act;

(c)           the execution, delivery and performance by the Trust of this Master Agreement

(i)             are within its power,

(ii)           have been duly authorized by all necessary action, and

(iii)           will not

(A)           contribute to or result in a breach of or default under or conflict with any existing law, order, regulation or ruling of any governmental or regulatory agency or authority, any order, writ, injunction or ruling of any court or other tribunal, or any indenture, lease agreement, instrument or other undertaking to which the Trust is a party or by which it is or its property or assets may be bound or affected, or

(B)           result in the imposition of any liens or encumbrances on any property or assets of a Fund (except as contemplated hereby), or

(C)           require any additional approval or consent of, or filing with, shareholders of such Fund or any governmental or regulatory agency or authority bearing on the validity of any borrowing pursuant to this Master Agreement, or

(D)           violate any provision of the Trust’s Trust Instrument or any amendment thereof, any of its investment policies and limitations, or any provision of its most recent Prospectus or Statement of Additional Information;

(d)            this Master Agreement is a legally valid and binding obligation of the Trust on behalf of the Fund, enforceable against that Fund in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles relating to or limiting the rights of creditors generally; and

(e)           it is not in material violation of any material term of its most recent Prospectus or Statement of Additional Information, or of its organizational documents, or of any investment, borrowing or other similar type of policy or restriction to which it is subject, or of any material term of any material agreement or instrument to which it is a party, or, to the best of its knowledge, of any judgment, decree, order, statute, rule or governmental regulation applicable to it.

5.              Covenants

5.1           Covenants in Effect Until Termination of Master Agreement. Until all of the obligations have been performed in full and its participation in the InterFund Program has been terminated as provided herein, the Trust, on behalf of each specific Borrower, covenants that it will:

(a)            maintain its legal existence and business; provided, however, that nothing contained in this Section 5.1(a) shall prohibit the merger or consolidation of any Borrower with or into another person upon written notice thereof to the Lenders under any Loans then outstanding, subject to the requirement that the surviving entity (if not previously a Borrower) be admitted as such in accordance with this Master Agreement, and subject to the further requirement that the surviving entity assumes all of the obligations of such Borrower under this Master Agreement, including, without limitation, the obligations of such Borrower with respect to any Loans outstanding to such Borrower at the time of such merger or consolidation;

(b)            at any time and from time to time, at its own expense, promptly execute and deliver or file all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Lender may request, in order to perfect, protect, validate or preserve any security interest granted or pledged to the Lender pursuant to Section 3.11 hereof or to enable the Lender to exercise and enforce its rights and remedies thereunder with respect thereto;

(c)            file all federal and other tax returns, reports and declarations required by all relevant jurisdictions on or before the due dates for such returns, reports and declarations and will pay all taxes and other governmental assessments and charges as and when they become due;

(d)            comply in all material respects with all of its investment policies and restrictions and all applicable statutes, rules, regulations and orders of, and all applicable restrictions imposed by, all governmental authorities in respect of the conduct of its business and the ownership of its properties; provided that such Borrower shall not be required by reason of this section to comply therewith at any time while such Borrower shall be contesting its obligations to do so in good faith by appropriate proceedings promptly initiated and diligently conducted;

(e)            promptly notify the Lender of any material change in its agreements with governmental authorities or regulators or its investment policies or restrictions or of any Credit Arrangements or modifications thereof; and

(f)             upon request from the Lender from time to time, furnish to the Lender at reasonable times and intervals any information with respect to its financial standing and history or its property or business or prospects.

5.2           Covenants in Effect While Loans Are Outstanding.

The Trust, on behalf of each Borrower, covenants that, so long as any principal of or interest on any Loan made to it is outstanding, it will:

(a)           not, as long as any Unsecured Loan is outstanding hereunder, create or permit to exist any encumbrance in favor of any person or entity other than the Lender upon any of the assets of the Borrower other than (a) encumbrances created in connection with portfolio investments of the Borrower and (b) to secure the Borrower’s obligations under any Credit Arrangement by any assets not then pledged as collateral under any Security Agreement, in each case to the extent permitted by the provisions of its Prospectus and Statement of Additional Information;

(b)           not borrow any Loan that

(i)            immediately after giving effect to such Loan would cause the total of all loans of the Borrower to exceed 33 1/3% of the Borrower’s total assets or any lower threshold provided for by a Fund’s fundamental restriction or non-fundamental policy, or

(ii)           would cause such Borrower’s total loans to exceed 10% of such Borrower’s total assets unless each Loan hereunder is secured in accordance with Section 3.11 hereof;

(c)           not, as long as any Loan made with respect to the Borrower is outstanding, allow the total amount of such Borrower’s Loans, as measured on the day when the most recent Loan was made, to exceed the greater of 125% of such Borrower’s total net cash redemptions for the preceding seven (7) calendar days and 102% of Sales Fails for the preceding seven (7) calendar days;

(d)           notify the Lender if it draws on its Credit Arrangements, borrows from other Lenders under the Master Agreement, or borrows from other parties; and

(e)           notify the Lender promptly of

(i)            any material changes in its Prospectus, Statement of Additional Information, and

(ii)           the occurrence of any event which would make any of the representations and warranties contained herein, or in any document, instrument or certificate delivered in connection herewith, untrue or inaccurate in any material respect.

The Lender covenants that

(a)           its Loans to a single Borrower will not exceed 5% of the Lender’s net assets; and

(b)           its aggregate Loans to all Borrowers constitute 15% or less of the Lender’s net assets at the time of any Loan.

6.             Documents to be Delivered Prior to Initial Loan. The Borrower shall deliver to the Lender prior to the first Loan between the parties any documents as the Lender shall have requested in order to comply with applicable rules and regulations promulgated by governmental and regulatory authorities.

7.             Default

7.1           Events of Default. The occurrence of any one or more of the following events (“Events of Default”) shall constitute an immediate Event of Default with respect to the Borrower:

(a)           The Borrower shall fail to pay principal of, or interest on, any Loan as and when due, or the Borrower shall fail to perform any of its other Obligations; or

(b)           There shall be a default by the Borrower under any Credit Arrangement, whether such Credit Arrangement now exists or shall hereafter be created, which default extends beyond any period of grace provided with respect thereto and which default relates to

(i)           the obligations to pay the principal of or interest on any such indebtedness under the Credit Arrangement, or

(ii)          an obligation other than the obligation to pay the principal of or interest on any such indebtedness and the effect of such default is to cause, or to permit the lender under the Credit Arrangement to cause, with the giving of notice if required, such indebtedness to become due prior to its stated maturity; or

(c)           Any representation or warranty made by the Borrower in Section 4 of this Master Agreement, or in connection with any Loan made to or pledge of pledged collateral made by the Borrower, shall be incorrect in any material respect when made; or

(d)           The Borrower shall generally not pay its debts as such debts become due (for the avoidance of doubt, this shall not include trades that fail to settle by no fault of the Borrower), or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any governmental or public authority shall take over possession or control of a substantial part of the Borrower’s business; or any of the Borrower’s property shall become subject to attachment or other involuntary lien or levy; or any action or proceeding shall be commenced by the Borrower seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or debtors, seeking the entry of an order for relief of the appointment of a receiver, trustee, or similar official for it or for any substantial part of its property, or any such proceeding is commenced against it which results in the entry of an order for such relief or such proceeding is not dismissed or stayed for a period of sixty (60) days following such commencement; or

(e)           An event of default occurs under any agreement evidencing an outstanding Credit Arrangement to the Borrower; provided that, in such circumstance, that event of default will automatically (without need for action or notice by the Lender) constitute an immediate Event of Default entitling the Lender to call the Loan (and exercise all rights with respect to any collateral) and that such a call will be deemed made if the lending bank exercises its right to call its loan under its agreement with the Borrower.

7.2           Remedies

7.2.1         Arbitration. In the event an Event of Default under Section 7.1(a) has occurred and not been cured within two (2) Business Days from the Loan’s maturity or from the time the Lender makes a demand for payment (and none of the Events of Default specified in Section 7.1(d) has occurred), the Lender and the Borrower agree that such matter shall be submitted for binding arbitration to an independent arbitrator selected by the Board of Trustees of the Lender and Borrower. If the dispute involves a Lender and Borrower with different Boards of Trustees, the respective Boards of Trustees of the Lender and Borrower will select an independent arbitrator that is satisfactory to each party. Such independent arbitrator’s decision shall be binding and conclusive between the Lender and the Borrower. Such Arbitrator shall submit at least annually a written report of any dispute to the Boards of Trustees of the Funds describing the nature of any dispute and the actions taken by the Lender and Borrower to resolve the dispute.

7.2.2         Other Rights and Remedies. If an Event of Default has occurred and has not been resolved pursuant to Section 7.2.1, or any other Event of Default has occurred, then all Loans and other amounts due hereunder shall, at the option of Lender, become immediately due and payable and the Lender shall be entitled to exercise any and all rights and remedies available to it at law or in equity, including without limitation any rights and remedies that may be available to it under the Security Agreement and, with respect to an Event of Default specified in Section 7.1(e), any rights and remedies available to it under Section 7.1(e), and the Borrower shall pay to the Lender all reasonable expenses and disbursements incurred by the Lender in connection with the enforcement of its rights and remedies under this Master Agreement including the reasonable fees and out-of-pocket expenses of counsel for the Lender with respect thereto.

8.              Notice. Except as otherwise expressly provided herein, all notices hereunder to any party shall be in writing and shall be delivered in hand, mailed by United States registered or certified first-class mail, postage prepaid or sent by fax, addressed to such party to the attention of the person specified in the following sentence at the address set forth for such party below, or to such other person or address as such party may designate to the other party hereto by notice delivered in accordance with this Section 8. All notices to the Borrower shall be addressed to the Treasurer of the Borrower and all notices from the Borrower to the Lender shall be addressed to the Treasurer of the Lender. Written notice to the InterFund Program Team shall be sent to the following address:

Jackson National Asset Management, LLC
Attn: Chief Financial Officer
225 West Wacker Drive
Suite 1200
Chicago, Illinois 60606

The business address for all Funds listed in this Master Agreement is:

Attn: General Counsel
225 West Wacker Drive
Suite 1200
Chicago, Illinois 60606

9.             Amendments. Neither this Master Agreement nor any provision hereof may be amended in any respect except by a statement in writing executed by the parties hereto.

10.           Assignment. All of the terms of this Master Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, that the Borrower shall not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lender.

11.           Survival of Covenants, Representations and Warranties. All covenants, agreements, representations and warranties made herein or in any documents or other papers delivered by or on behalf of the Borrowers, or any of them, pursuant hereto shall be deemed to have been relied upon by the Lenders, regardless of any investigation made by or on behalf of the Lenders and shall survive the execution and delivery of this Master Agreement and the making by the Lenders of the Loans as herein contemplated and shall continue in full force and effect so long as any Loan, Obligation or any other amount due under this Agreement remains outstanding and unpaid or unsatisfied.

12.           Section Headings. The descriptive section headings in this Master Agreement have been inserted for convenience of reference only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof.

13.           Counterparts. This Master Agreement and the documents contemplated hereby may be executed simultaneously in any number of counterparts each of which when so executed and delivered shall be an original, but all of which shall together constitute but one and the same document.

14.           Severability. If any of the provisions of this Master Agreement or any instrument delivered hereunder or the application thereof to any party hereto or to any person or circumstances is held invalid, the remainder of this Master Agreement or such instrument and the application thereof to any party hereto or to any other person or circumstances shall not be affected thereby.

15.           Governing Law. This Master Agreement shall be governed by, and construed in accordance with, the laws of Delaware, without giving effect to principles of conflicts of law.

16.           Entire Agreement. This Master Agreement and the other documents contemplated hereby and executed in connection herewith express the entire understanding of the parties with respect to the transactions contemplated hereby.

17.           Limitation of Liability of the Board of Trustees. It is expressly agreed that the obligations of the Funds shall not be binding upon any of the trustees, officers, agents or employees of the Funds or upon the shareholders of any of the Funds personally, but shall only bind the assets and property of the particular Fund, as provided in its Trust Instrument. The execution and delivery of this Master Agreement have been authorized by the Trustees of each Fund and this Master Agreement has been executed and delivered by an authorized officer of each Fund acting as such. Neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally.

18.           No Liability of Other Series of a Fund. Notwithstanding any other provision of this Master Agreement, the parties agree that the assets and liabilities of each Fund are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other series, whether arising under this Master Agreement or otherwise.

[The remainder of this page is intentionally left blank.]

In Witness Whereof, each of the parties hereto has caused this Master Agreement to be duly executed as an instrument under seal by its duly authorized officer as of the date first written above.

JNL Series Trust, on behalf of each of its series participating in the InterFund Program, as designated by the Adviser from time to time

By:	/s/ Mark D. Nerud
Name:	Mark D. Nerud
Title:	President and Chief Executive Officer

JNL Investors Series Trust, on behalf of each of its series participating in the InterFund Program, as designated by the Adviser from time to time

By:	/s/ Mark D. Nerud
Name:	Mark D. Nerud
Title:	President and Chief Executive Officer

JNL Variable Fund LLC, on behalf of each of its series participating in the InterFund Program, as designated by the Adviser from time to time

By:	/s/ Mark D. Nerud
Name:	Mark D. Nerud
Title:	President and Chief Executive Officer

JNL Strategic Income Fund LLC, on behalf of each of its series participating in the InterFund Program, as designated by the Adviser from time to time

By:	/s/ Mark D. Nerud
Name:	Mark D. Nerud
Title:	President and Chief Executive Officer

Jackson Variable Series Trust, on behalf of each of its series participating in the InterFund Program, as designated by the Adviser from time to time

By:	/s/ Diana Gonzalez
Name:	Diana Gonzalez
Title:	Assistant Vice President

Curian Series Trust, on behalf of each of its series participating in the InterFund Program, as designated by the Adviser from time to time

By:	/s/ Diana Gonzalez
Name:	Diana Gonzalez
Title:	Assistant Vice President

Jackson National Asset Management, LLC
By:	/s/ Mark D. Nerud
Name:	Mark D. Nerud
Title:	President and Chief Executive Officer

Curian Capital, LLC

By:	/s/ Weston B. Wetherell
Name:	Weston B. Wetherell
Title:	SVP & General Counsel

SCHEDULE A

COLLATERAL SECURITY AGREEMENT

This Collateral Security Agreement (this “Agreement”) is made this 27th day of April, 2015, by and among the series of JNL Series Trust, JNL Investors Series Trust, JNL Variable Fund LLC, JNL Strategic Income Fund LLC, Jackson Variable Series Trust and Curian Series Trust on the signature page hereto (each, a “Trust,” and each portfolio series of the Trusts, a “Fund” and collectively, the “Funds”).

Whereas, each Trust on behalf of the Funds has entered into a Master InterFund Lending Agreement dated as of April 27, 2015 (the “Master Agreement”) by and among each Fund and Jackson National Management, LLC and Curian Capital, LLC (each, an “Adviser”) in accordance with the terms of (i) the exemptive order from the U.S. Securities and Exchange Commission dated October 20, 2014 permitting the Funds to participate in a joint lending and borrowing facility; and (ii) the InterFund Lending Procedures, as in effect from time to time, for Loans by and among each Borrower and Lender (as such terms are defined in the Master Agreement);

Now, Therefore, each Borrower, in consideration of Loans heretofore, now or from time to time hereafter made, given or extended to the Borrower by a Lender, hereby agrees with the respective Lender as follows:

1.             Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed thereto in the Master Agreement.

2.             Effective upon the transfer of collateral, pursuant to Section 3.11 of the Master Agreement, or as provided herein, to an account owned or controlled by a Lender, in order to secure the payment of any and all Loans heretofore, now or from time to time hereafter made, given or extended to a Borrower by the Lender under and pursuant to the Master Agreement and all interest, fees and other amounts owing or arising thereunder (which obligations shall hereinafter be referred to collectively as the “Secured Liabilities” and each individually as a “Secured Liability”), the Borrower hereby grants to the Lender, a security interest in (i) any and all securities and other instruments owned by the Borrower which have been or at any time shall be delivered to the Lender or its custodian by or on behalf of the Borrower or have or at any time shall otherwise come into the possession, custody or control of the Lender or its custodian, including securities and other instruments held in depository trust companies and other institutions and clearing agencies in segregated accounts in the name of the Lender; (ii) all right, title, interest and power (including the power of hypothecation and disposition) of the Borrower in, or in respect of any and all securities and other instruments owned by the Borrower which have or at any time shall come into the possession, custody or control of the Lender or its custodian in any way for any purpose whatsoever, whether or not the Lender shall have accepted said property for the purpose or purposes for which said property was delivered to or otherwise caused to come into the possession, custody or control of the Lender or its custodian; and (iii) all proceeds of any of the foregoing. All property shall be deemed to be in the possession, custody or control of the Lender as soon as it is transferred to the Lender or its custodian or if the Lender and the Borrower enter into a control agreement satisfactory to the Lender with the Borrower’s custodian or if the collateral is held in the name of the Lender or in an account in the name of the Lender. If the Lender shall at any time deem itself insecure in respect of any Secured Liability, the Borrower will deliver to the Lender or its custodian upon demand additional collateral owned by the Borrower satisfactory to the Lender. The term “collateral” as hereinafter used shall mean and include the securities and other instruments, together with proceeds of the securities and other instruments, and any and all property, rights, titles, powers, sums, receivables or claims which by virtue of the provisions of this Agreement are or shall be at the time in question subject to a security interest in favor of the Lender. At the time the collateral becomes subject to the lien and security interest created by this Agreement, the Borrower will be the sole, direct, legal and beneficial owner thereof, free and clear of any lien, security interest, encumbrance, claim, option or right of others except for the security interest created by this Agreement. The pledge of the collateral pursuant to this Agreement creates a valid and perfected first priority security interest in the collateral, securing the payment and performance when due of the Secured Liabilities.

The Borrower shall, at its own cost and expense, defend title to the collateral and the first priority lien and security interest of the Lender therein against the claim of any person claiming against or through the Borrower and shall maintain and preserve such perfected first priority security interest until released by the Lender or in accordance with the terms hereof. The Borrower will not sell, offer to sell, dispose of, convey, assign or otherwise transfer, grant any option with respect to, restrict, or grant, create, permit or suffer to exist any mortgage, pledge, lien, security interest, option, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever on, any of the collateral or any interest therein except as expressly provided for herein or with the prior consent of the Lender.

3.             Upon the occurrence and during the continuance of an Event of Default, or any time or times thereafter and subject to Section 7.2 of the Master Agreement, (i) the Lender may exercise any and all rights and remedies (a) granted to the Lender by the Uniform Commercial Code as in effect in the state of Delaware or otherwise allowed at law, and/or (b) otherwise provided by this Agreement or the Master Agreement, and (ii) any and all Secured Liabilities of the Borrower shall, at the option of the Lender, become due and payable without notice or demand, notwithstanding any credit or time allowed to the Borrower by any instrument or other document evidencing the same or otherwise.

4.             Upon the occurrence and during the continuance of an Event of Default, and subject to Section 7.2 of the Master Agreement, the Lender shall have full power and authority to sell any or all of the collateral of the Borrower. Except as required by law, such sale or other disposition may be made without advertisement or any notice to the Borrower or to any other person. Where reasonable notification of the time or place of such sale or other disposition is so required, such requirement shall be met if such notice is given in the manner prescribed in Paragraph 10 hereof at least five (5) days before the time of such sale or other disposition to each person entitled to such notice, addressed, if to the Borrower, in the manner specified in said Paragraph 10, or, if to any person, to such person at such person’s last address known to the Lender. After deducting all costs and expenses of collection, storage, custody, sale or other disposition and delivery (including legal costs and reasonable attorneys’ fees) and all other charges against the collateral, the residue of the proceeds of any such sale or other disposition shall be applied to the payment of any and all of the Secured Liabilities, due or to become due, in such order of preference as the Lender may determine, proper allowance for interest on liabilities not then due being made, and, unless otherwise provided by law, any surplus shall be returned to the Borrower.

5.             The Borrower will pay when due all taxes, assessments, liens, premiums or other charges against the collateral and, if the Borrower and the Lender agree it is appropriate, the Borrower will fully insure the same in favor and to the satisfaction of the Lender against loss by any risk to which the collateral or any part thereof may be subject and will on demand deposit with the Lender the policies covering any such insurance. Although under no obligation to do so, the Lender may at any time and from time to time pay any taxes, assessments, liens, premiums or other charges against the collateral, and may insure the same or otherwise protect the value thereof and the property represented thereby, and in such event all expenditures so incurred shall be chargeable to the Borrower and secured by the collateral of the Borrower. The Lender shall be under no obligation to take any steps necessary to preserve rights in any collateral against prior parties but may do so at its option. Upon the occurrence and during the continuance of an Event of Default, and subject to Section 7.2 of the Master Agreement, the Lender may at any time and from time to time transfer into its own name or that of its nominee any securities constituting part of the collateral of the Borrower and receive the income thereon and hold the same as additional collateral or apply it to the payment of any or all of the Secured Liabilities and may at any time notify the obligor(s) on any collateral to make payment of the Lender of any amounts due or to become due thereon.

6.             Upon the occurrence and during the continuance of an Event of Default, and subject to Section 7.2 of the Master Agreement, the Lender may, at any time and from time to time, transfer or assign the whole or any part of any Secured Liability and may transfer therewith, or assign to and set apart for the account of the transferee or assignee thereof, in either event as security therefor, the whole or any part of the collateral of the Borrower. If the Lender does so transfer or assign and set apart the whole or any part of the collateral, the transferee or assignee thereof, without notice to the Borrower, shall thereupon become vested with, and may thereafter exercise, every right and power hereby given to the Lender in respect thereof, and the Lender shall thereafter be forever relieved and fully discharged from any liability or responsibility in respect thereof, except that the Lender shall continue to use reasonable care in the custody and preservation of any collateral so assigned and set apart while such collateral remains in the possession of the Lender. Such transferee or assignee shall have no right or power in respect of any part of the collateral not so transferred or assigned and set apart, in respect whereof the Lender shall retain all rights and powers hereby given in respect thereof.

7.             Except as provided in Paragraphs 4, 5 and 6 hereof, the Lender shall at no time transfer or assign the whole or any part of any Secured Liability or assign, transfer or set aside the whole or any part of the collateral held in security therefor except to an assignee of the Loans secured thereby.

8.             Upon the request of the Borrower following the payment in full of all Secured Liabilities, the Lender shall (i) return or cause to be returned to the Borrower all collateral which shall remain in the possession, custody or control of the Lender or its custodian at such time, and (ii) shall deliver to the Borrower such instruments, UCC termination statements and other documents, and provide for delivery of such instructions to the custodian, in each case as the Borrower may reasonably request for the purpose of releasing (in fact and as a matter of record) the security interest created by this Agreement.

9.             Except as is otherwise expressly provided herein, by the Master Agreement, or by law, the Borrower waives all demands and notices in connection with this Agreement or the enforcement of the Lender’s rights hereunder and also waives presentment, demand, notice, protest and all other demands and notices in connection with any Secured Liability or the enforcement of the Lender’s rights with respect thereto and hereby consents that the time of payment of any Secured Liability may be extended from time to time and that no such extension or other indulgence granted to any other party primarily or secondarily liable on any Secured Liability, no discharge or release of any such party and no substitution, release or surrender of collateral of the Borrower shall discharge or otherwise affect the liability of the Borrower on or in respect of any Secured Liability. No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of such right on any one occasion and shall not be construed as a bar to or waiver of any such right on any future occasion.

10.           Any demand upon or notice to the Borrower permitted or required hereunder shall be sufficient if, and effective when, deposited in the mails, postage prepaid, addressed to the Borrower at 225 West Wacker Drive, Suite 1200, Chicago, Illinois 60606 or at such other address as the Borrower may furnish to the Lender as the address to which such demands, notices or other communications addressed to the Borrower shall be mailed or forwarded.

11.           This Agreement may be terminated by the Borrower giving written notice of such termination to the Lender, provided, however, that such termination shall not be effective unless and until all loans and Secured Liabilities (including those contingent or not yet due) existing as of the time of receipt of such notice by the Lender have been paid in full and the Master Agreement is terminated or Borrower is no longer party thereto.

12.           The Borrower will pay on demand all costs and expenses (including legal costs and reasonable attorneys’ fees) incurred or paid by the Lender in collecting any loan or Secured Liability upon any default in respect thereof, and all costs and expenses so incurred shall be secured by the collateral.

13.           This Agreement shall inure to the benefit of the Lender, its successors and assigns, and shall be binding upon the Borrower, its successors and assigns; provided, that the Borrower shall not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lender.

14.           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

15.           For JNL Series Trust, JNL Investors Series Trust, Jackson Variable Series Trust and Curian Series Trust, a copy of the Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. For JNL Variable Fund LLC and JNL Strategic Income Fund LLC, a copy of the Certificate of Formation is on file with the Secretary of State of the state of Delaware. Notice is hereby given that this instrument is executed on behalf of the Trustees of each Trust and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the applicable Fund.

[Signature Page Follows]

In Witness Whereof, the parties have executed this Agreement as of the day and year first written above.

JNL Series Trust, on behalf of each of its series that is a party to the Master Agreement, as designated by the Adviser from time to time

By:	/s/ Mark D. Nerud
Name:	Mark D. Nerud
Title:	President and Chief Executive Officer

JNL Investors Series Trust, on behalf of each of its series that is a party to the Master Agreement, as designated by the Adviser from time to time

By:	/s/ Mark D. Nerud
Name:	Mark D. Nerud
Title:	President and Chief Executive Officer

JNL Variable Fund LLC, on behalf of each of its series that is a party to the Master Agreement, as designated by the Adviser from time to time

By:	/s/ Mark D. Nerud
Name:	Mark D. Nerud
Title:	President and Chief Executive Officer

JNL Strategic Income Fund LLC, on behalf of each of its series that is a party to the Master Agreement, as designated by the Adviser from time to time

By:	/s/ Mark D. Nerud
Name:	Mark D. Nerud
Title:	President and Chief Executive Officer

Jackson Variable Series Trust, on behalf of each of its series that is a party to the Master Agreement, as designated by the Adviser from time to time

By:	/s/ Diana Gonzalez
Name:	Diana Gonzalez
Title:	Assistant Vice President

Curian Series Trust, on behalf of each of its series that is a party to the Master Agreement, as designated by the Adviser from time to time

By:	/s/ Diana Gonzalez
Name:	Diana Gonzalez
Title:	Assistant Vice President